28 APRIL 2021

AGREEMENT ON THE SALE AND TRANSFER OF ALL SHARES IN

AQUILA BIOLABS GMBH

(Vertrag über den Kauf und die Abtretung aller Geschäftsanteile an der aquila biolabs GmbH)

between

JENS BAYER

KONRAD HERZOG

DAVID FRANK

DANIEL GRÜNES

SEED FONDS II FÜR DIE REGION AACHEN GMBH & CO. KG

KFW ANSTALT DES ÖFFENTLICHEN RECHTS

SCIENCE HOLDING GMBH

PROF. DR. ROBERT HUBER

as Sellers

and

SCIENTIFIC BIOPROCESSING HOLDINGS, INC.

as Buyer

STRICTLY PRIVATE AND CONFIDENTIAL

CONTENTS

CLAUSE  PAGE

1.
Defined Terms and Interpretation 7
2.
Sale and Transfer of Shares 12
3.
Sale and Transfer of Convertible Loan Receivables 14
4.
Purchase Price 16
5.
No Leakage 16
6.
Payment of Purchase Price; Escrow 19
7.
Closing 20
8.
Right to Rescind 21
9.
Sellers' Warranties 21
10.
Breach of Sellers' Warranties 35
11.
Limitation of Sellers' Liability 36
12.
Taxes 40
13.
Buyer's Warranties 40
14.
Buyer's Covenants 42
15.
Non-Compete, Non-Solicitation 42
16.
Cooperation 43
17.
Payments; No Set-off or Retention; Default Interest 43
18.
Costs and Expenses 44
19.
Confidentiality, Announcements 45
20.
Notices and Communications 47
21.
Language 48
22.
Amendment or Variation 49
23.
Sellers' Declaration of Approval 49
24.
Power of Attorney in Favour of Buyer and Sellers 49
25.
Severance 50
26.
Entire Agreement 50
27.
Miscellaneous 51
28.
Governing Law and Jurisdiction 51

THIS AGREEMENT ("Agreement") is dated 26 April 2021 ("Signing Date") and made

BETWEEN:

(1)
Mr Jens Bayer, born 7 February 1988, resident at Scheffelstraße 13, 50935 Cologne, Germany

– referred to as "Seller 1" –

(2)
Mr Konrad Herzog, born 26 March 1988, resident at An Gut Forensberg 2A, 52134 Herzogenrath, Germany

– referred to as "Seller 2" –

(3)
Mr David Frank, born 28 October 1987, resident at Martin-Niemöller-Straße 6, 52134 Herzogenrath, Germany

– referred to as "Seller 3" –

(4)
Mr Daniel Grünes, born 17 December 1987, resident at Scheffelstraße 13, 50935 Cologne, Germany

– referred to as "Seller 4" –

(1)
Seed Fonds II für die Region Aachen GmbH & Co. KG, a limited partnership registered with the Local Court (Amtsgericht) of Aachen under registration number HRA 8071, with its registered office address at Markt 45-47, 52062 Aachen, Germany

– referred to as "Seller 5" –

(2)
KfW Anstalt des öffentlichen Rechts, a public institution with its registered office address at Ludwig-Erhard-Platz 1, 53179 Bonn, Germany

– referred to as "Seller 6" –

(3)
Science Holding GmbH, a limited liability company registered with the Local Court (Amtsgericht) of Munich under registration number HRB 226852, with its registered office address at Wartaweil 14, 82211 Herrsching am Ammersee, Landkreis Starnberg, Germany

– referred to as "Seller 7" –

(4)
Prof. Dr Robert Huber, born 21 September 1976, resident at Martin-Greif-Straße 9, 83080 Oberaudorf, Germany

– referred to as "Seller 8" –

and

(5)
Scientific Bioprocessing Holdings, Inc., a company incorporated under the laws of the State of Delaware under registration number 5847011, with registered office address at 84 Orville Drive, #102, Bohemia New York 11716, U.S.A.

– referred to as "Buyer" –

Seller 1 to Seller 8 are also referred to collectively as the "Sellers" and each as a "Seller", the Sellers and the Buyer are also referred to collectively as the "Parties" and individually as a "Party".

BACKGROUND

(A)
The Sellers are the sole shareholders of aquila biolabs GmbH, a German limited liability company registered with the Local Court (Amtsgericht) of Aachen under registration number HRB 19240, with its registered office address at Arnold-Sommerfeld-Ring 2, 52499 Baesweiler, Germany ("Company"), further details of which are set out in Exhibit (A). The registered share capital of the Company amounts to EUR 58,480.00 (in words: fifty-eight thousand four hundred and eighty Euro) and is divided into 58,480 shares with a nominal amount of EUR 1.00 (in words: one Euro) each.

(B)
The Sellers hold the following shares in the Company:

a)
Seller 1 holds 6,250 (in words: six thousand two hundred and fifty) shares (consecutive numbers No. 1 to 6,250) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 6,250.00 (in words: six thousand two hundred and fifty Euro) (together: "Seller 1 Shares"). Accordingly, Seller 1's participation quota in the Company's entire share capital amounts to 10.6875%;

b)
Seller 2 holds 6,250 (in words: six thousand two hundred and fifty) shares (consecutive numbers No. 6,251 to 12,500) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 6,250.00 (in words: six thousand two hundred and fifty Euro) (together: "Seller 2 Shares"). Accordingly, Seller 2's participation quota in the Company's entire share capital amounts to 10.6875%;

c)
Seller 3 holds 6,250 (in words: six thousand two hundred and fifty) shares (consecutive numbers No. 12,501 to 18,750) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 6,250.00 (in words: six thousand two hundred and fifty Euro) (together: "Seller 3 Shares"). Accordingly, Seller 3's participation quota in the Company's entire share capital amounts to 10.6875%;

d)
Seller 4 holds 6,250 (in words: six thousand two hundred and fifty) shares (consecutive numbers No. 18,751 to 25,000) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 6,250.00 (in words: six thousand two hundred and fifty Euro) (together: "Seller 4 Shares"). Accordingly, Seller 4's participation quota in the Company's entire share capital amounts to 10.6875%;

e)
Seller 5 holds 7,000 (in words: seven thousand) shares (consecutive numbers No. 25,001 to 32,000) with a nominal value of EUR 1.00 each, amounting to a share capital in the total nominal amount of EUR 7,000.00 (in words: seven thousand Euro) and 3,944 (in words three thousand nine hundred forty-four) shares (consecutive numbers No. 47,601 to 51,544) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 3,944.00 (in words: three thousand nine hundred forty-four Euro) (together: "Seller 5 Shares"). Accordingly, Seller 5's participation quota in the Company's entire share capital amounts to a total of 18.71424%;

f)
Seller 6 holds 7,000 (in words: seven thousand) shares (consecutive numbers No. 32,001 to 39,000) with a nominal value of EUR 1.00 each, amounting to a share capital in the total nominal amount of EUR 7,000.00 (in words: seven thousand Euro) and 3,944 (in words three thousand nine hundred forty-four) shares (consecutive numbers No. 51,545 to 55,488) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 3,944.00 (in words: three thousand nine hundred forty-four Euro) (together: "Seller 6 Shares"). Accordingly, Seller 6's participation quota in the Company's entire share capital amounts to a total of 18.71424%;

g)
Seller 7 holds 8,000 (in words: eight thousand) shares (consecutive numbers No. 39,001 to 47,000) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 8,000.00 (in words: eight thousand Euro) and 2,992 (in words two thousand nine hundred ninety-two) shares (consecutive numbers No. 55,489 to 58,480) with a nominal value of EUR 1.00 each, amounting to a share capital in the total nominal amount of EUR 2,992.00 (in words: two thousand nine hundred ninety-two Euro) (together: "Seller 7 Shares"). Accordingly, Seller 7's participation quota in the Company's entire share capital amounts to a total of 18.79632%; and

h)
Seller 8 holds 600 (in words: six hundred) shares (No. 47,001 to 47,600) with a nominal value of EUR 1.00 (in words: one Euro) each, amounting to a share capital in the total nominal amount of EUR 600.00 (in words: six hundred Euro) (together: "Seller 8 Shares"). Accordingly, Seller 8's participation quota in the Company's entire share capital amounts to 1.026%.

(C)
On 23/25 April 2020, the Company and the Sellers entered into a convertible loan agreement and subsequently into a prolongation agreement relevant thereto ("Convertible Loan Agreement") as set out in Exhibit (C), based on which Seller 5, Seller 6 and Seller 7 each granted convertible loans to the Company.

As at the Signing Date,

a)
Seller 5 has outstanding receivables (including any accrued interest) against the Company under the Convertible Loan Agreement in the amount of EUR 364,661.64 (in words: threehundred sixty-four thousand sixhundred sixty-one Euro and sixty-four Eurocent);

b)
Seller 6 has outstanding receivables (including any accrued interest) against the Company under the Convertible Loan Agreement in the amount of EUR 364,437.50 (in words: threehundred sixty-four thousand fourhundred thirty-seven Euro and fifty Eurocent);

c)
Seller 7 has outstanding receivables (including any accrued interest) against the Company under the Convertible Loan Agreement in the amount of EUR 105,017.81 (in words: onehundred five thousand seventeen Euro and eighty-one Eurocent).

(D)
The Company is the sole shareholder of aquila biolabs, Inc. with registered office in Islandia, Suffolk County, New York, U.S.A ("Subsidiary" and together with the Company, the "Companies").

(E)
The Companies are active in the business of development, production, marketing and sale of devices, equipment and software for the analysis, evaluation and control of fermentation and cell culture processes, as well as advising companies on the development and optimisation of such processes ("Business").

(F)
The Sellers wish to sell and transfer all shares in the Company to the Buyer and the Buyer wishes to buy and accept the transfer of all shares subject to the terms of this Agreement (the "Transaction").

(G)
None of the Companies own any real property.

NOW IT IS AGREED as follows:

1.
DEFINED TERMS AND INTERPRETATION

1.1
Definitions

In this Agreement each of the terms listed below has the meaning given to it directly below or in the part of this Agreement identified opposite to such term:

"Affiliate"
Shall mean affiliated companies in the meaning of §§ 15 et seq. of the German Stock Corporation Act (AktG) and shall have an equivalent meaning if the Recipient and/or any of its affiliates are subject to the laws of a foreign jurisdiction; with respect to Seller 5 and Seller 6, the term Affiliate shall not include any portfolio companies.

"Applicable Period"	Clause 15.1
"Agreement"	Introductory Section
"AO"	Clause 9.3(c)
"Authority"	Clause 1.2(i)
"Business"	Background Paragraph (E)
"Business Day"	Clause 1.2(j)
"Buyer"	Introductory Section (5)
"Buyer's Knowledge"	Clause 13.3
"Buyer's Warranty/ies"	Clause 13.1
"Civil Code"	Shall mean Bürgerliches Gesetzbuch
"Claim"	Clause 1.1.1
"Closing"	Clause 7.1
"Closing Actions"	Clause 7.2
"Closing Date"	Clause 7.1
"Closing Memorandum"	Clause 7.3
"Company"	Background Paragraph (A)
"Companies"	Background Paragraph (D)
"Confidentiality Agreement"	Clause 19.5
"Convertible Loan Agreement"	Background Paragraph (C)
"Data Room"	Clause 11.4(e)(ii)
"Data Room Stick"	Clause 11.4(e)(ii)
"Default Interest"	Clause 17.2
"Effective Date"	Clause 2.1(j)
"Escrow Account"	Clause 6.3
"Escrow Agreement"	Clause 6.3
"Escrow Amount"	Clause 6.2
"Exclusive Intellectual Property"	Clause 9.3(e)(ii)
"Fair"	Clause 11.4(e)(ii)
"Financial Statements 2020"	Clause 9.3(a)(i)
"Fundamental Warranties"	Clause 11.2(a)(i)
"Information Technology"	Clause 9.3(e)(vi)
"Insolvency Code"	Shall mean Insolvenzordnung
"Intellectual Property"	Clause 9.3(e)(i)
"Leakage"	Clause 5.4
"Leased Real Properties"	Clause 9.3(d)(ii)
"Legal Disputes"	Clause 9.3(o)
"Limitation Period"	Clause (a)
"Limited Liability Companies Act"	Shall mean Gesetz betreffend die Gesellschaften mit beschränkter Haftung
"Material Agreements"	Clause 9.3(h)(i)
"Parties"	Introductory Section
"Party"	Introductory Section
"Permits"	Clause 9.3(k)(i)
"Permitted Leakage"	Clause 5.5
"Pre-Effective Date Tax"	Exhibit 12
"Pre-Effective Date Tax Period"	Exhibit 12
"Purchase Price"	Clause 4.1
"Qualified Claim"	Clause 1.1
"Regulatory Requirements"	Clause 17.1(b)
"Relevant Person"	Clause 20.3
"Relevant Tax Matter"	Exhibit 12
"Relevant Tax Return"	Exhibit 12
"Representatives"	Shall mean, in relation to any person, its directors, officers, authorised persons, employees, agents, consultants and professional advisors.
"SEC"	Shall mean the United States Securities and Exchange Commission
"Seller"	Introductory Section
"Seller 1", "Seller 2", "Seller 3", "Seller 4", "Seller 5", "Seller 6", "Seller 7", "Seller 8"	Introductory Section (1) to (4)
"Seller 1 Shares", "Seller 2 Shares", "Seller 3 Shares", "Seller 4 Shares", "Seller 5 Shares", "Seller 6 Shares", "Seller 7 Shares", "Seller 8 Shares"	Background Paragraph (B)
"Sellers' Account"	Clause 6.2
"Sellers' Knowledge"	Clause 1.2(a)
"Sellers' Related Party/ies"	Clause 5.6
"Sellers' Tax Warranty/ies"	Exhibit 12
"Sellers' Warranty/ies"	Clause 9.1
"Sellers"	Introductory Section
"Signing Date"	Introductory Section
"Sold CL Receivables"	Clause 3.1
"Sold CL Receivables Seller 5", "Sold CL Receivables Seller 6", "Sold CL Receivables Seller 7"	Clause 3.1(a) to Clause 3.1(c)
"Sold Shares"	Clause 2.1(h)
"Sold Shares Seller 1", "Sold Shares Seller 2", "Sold Shares Seller 3", "Sold Shares Seller 4", "Sold Shares Seller 5", "Sold Shares Seller 6", "Sold Shares Seller 7", "Sold Shares Seller 8"	Clause 2.1(a) to Clause 2.1(h)
"Stock Corporation Act"	Shall mean Aktiengesetz
"Subsidiary"	Background Paragraph (D)
"Tax(es)"	Exhibit 12
"Tax Authority"	Exhibit 12
"Tax Benefits"	Exhibit 12
"Tax Claim Notice"	Exhibit 12
"Tax Indemnification Claim"	Exhibit 12
"Tax Returns"	Exhibit 12
"Transaction"	Background Paragraph (F)
"VAT"	Clause 4.3
"Warranty Breach"	Clause 10.1

1.2
Interpretation

(a)
Where any statement is qualified as being limited by the "Sellers' Knowledge", the statement is deemed to be given to the actual knowledge (positive Kenntnis) which the persons identified in Exhibit (a) had as at the Signing Date or should have had if they were not acting grossly negligent (grobe Fahrlässigkeit).

(b)
 The table of contents and headings and sub-headings of this Agreement are for convenience only and do not affect the construction of this Agreement.

(c)
Unless the context requires otherwise, words denoting the singular include the plural and vice versa and references to any gender include all other genders. References to any person (which for the purposes of this Agreement include individuals, bodies corporate, unincorporated associations, partnerships, governments, governmental agencies and departments, statutory bodies or other entities, in each case whether or not having a separate legal personality), include the person's successors in title and permitted assignees.

(d)
The words "other", "include", "including" and "in particular" do not connote limitation in any way.

(e)
References to recitals, Annexes, Exhibits, clauses and sub-clauses are to (respectively) recitals to, Annexes to, Exhibits to and clauses and sub-clauses of this Agreement (unless otherwise specified) and references within an Annex or Exhibit to paragraphs or annexes are to paragraphs or annexes of that Annex or Exhibit (unless otherwise specified).

(f)
Where a German term has been inserted in italics after an English term, the German term alone is authoritative for the purpose of interpreting such English term throughout this Agreement, without regard to any other interpretation of the English term. If in any jurisdiction other than the Federal Republic of Germany the meaning and construction of any English legal term in this Agreement differs from the meaning and construction of such term under German law, the meaning and construction under German law prevails, and no reference to any legal concept under any jurisdiction other than Germany is construed from the use of any particular English term.

(g)
Unless otherwise provided for in this Agreement, any reference to "writing" or "written" includes the text form in accordance with § 126b of the Civil Code (Textform).

(h)
References in this Agreement to dates and times of the day are (unless otherwise expressly provided) to dates and times in Germany.

(i)
"Authority" means any supranational, EU, federal, state, municipal, local or other governmental department, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitration court or panel (for the avoidance of doubt, including, without limitation, the SEC, the German Federal Ministry for Economic Affairs and Energy (Bundeministerium für Wirtschaft und Energie) and the German Supreme Audit Institution (Bundesrechnungshof)).

(j)
Any references in this Agreement to a "Business Day" are to a day (other than a Saturday or Sunday) when banks are open for non-automated business to the general public in Düsseldorf, Germany and in New York, U.S.A.

SALE AND TRANSFER OF SHARES

2.1
Sale of all Shares in the Company

(a)
Seller 1 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 1 Shares and all other shares it may hold in the Company ("Sold Shares Seller 1") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(b)
Seller 2 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 2 Shares and all other shares it may hold in the Company ("Sold Shares Seller 2") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(c)
Seller 3 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 3 Shares and all other shares it may hold in the Company ("Sold Shares Seller 3") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(d)
Seller 4 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 4 Shares and all other shares it may hold in the Company ("Sold Shares Seller 4") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(e)
Seller 5 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 5 Shares and all other shares it may hold in the Company ("Sold Shares Seller 5") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(f)
Seller 6 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 6 Shares and all other shares it may hold in the Company ("Sold Shares Seller 6") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(g)
Seller 7 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement the Seller 7 Shares and all other shares it may hold in the Company ("Sold Shares Seller 7") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends;

(h)
Seller 8 hereby sells to the Buyer on the terms of this Agreement the Seller 8 Shares and all other shares it may hold in the Company ("Sold Shares Seller 8") with all rights and obligations attaching to them as from the current year, including the rights to any profits or dividends

(the Sold Shares Seller 1, the Sold Shares Seller 2, the Sold Shares Seller 3, the Sold Shares Seller 4, the Sold Shares Seller 5, the Sold Shares Seller 6, the Sold Shares Seller 7 and the Sold Shares Seller 8 together the "Sold Shares").

(i)
The Buyer hereby accepts all sales of all shares in the Company as set out in Clauses (a) to (h).

(j)
The sales of shares as set out in Clauses (a) to (i) shall occur with economic effect as of 1 January 2021, 00:00 hours ("Effective Date").

2.2
Transfer of Shares

(a)
Each of the Sellers hereby transfers the Sold Shares sold by it to the Buyer with effect in rem (mit dinglicher Wirkung) subject to the condition precedent (aufschiebende Bedingung) of the receipt of the Purchase Price following its payment in accordance with Clause 6.2.

(b)
The satisfaction of the conditions precedent in Clause (a) is unrebuttably presumed (unwiderleglich vermutet) for the purposes of the effectiveness of the transfer of the Sold Shares if the Parties have jointly signed a Closing Memorandum within the meaning of Clause 7.3.

(c)
The Buyer hereby accepts all transfers of all shares as set out above.

2.3
Consents

(a)
The respective spouses of Seller 2, Seller 3, and Seller 8 have consented (eingewilligt) to the sale and transfer of the Sold Shares sold by the respective Seller and all other transactions contemplated under this Agreement by written declarations, copies of which are attached hereto as Exhibit (a). Seller 1 and Seller 4 are not married.

(b)
The shareholders' meeting of the Company has consented to the sale and transfer of the Sold Shares to the Buyer and the transactions contemplated by this Agreement. A copy of the shareholders' resolution is attached for documentation purposes as Exhibit (b).

SALE AND TRANSFER OF CONVERTIBLE LOAN RECEIVABLES

3.1
Sale of all Convertible Loan Receivables

(a)
Seller 5 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date any receivables and rights Seller 5 may have under the Convertible Loan Agreement ("Sold CL Receivables Seller 5");

(b)
Seller 6 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date any receivables and rights Seller 6 may have under the Convertible Loan Agreement ("Sold CL Receivables Seller 6");

(c)
Seller 7 hereby sells to the Buyer on the terms and subject to the conditions of this Agreement with economic effect (mit wirtschaftlicher Wirkung) as of the Closing Date any receivables and rights Seller 7 may have under the Convertible Loan Agreement ("Sold CL Receivables Seller 7")

(the receivables and rights sold pursuant to this Clause 3.1 the "Sold CL Receivables"). The parties confirm that the convertible loan agreements do not contain a prohibition on the assignment of the lenders' claims within the meaning of Section 399, 2nd alternative of the German Civil Code (BGB).

3.2
Transfer of the Convertible Loan Receivables

(a)
Each of Seller 5, Seller 6 and Seller 7 hereby transfers the Sold CL Receivables sold by it to the Buyer with effect in rem (mit dinglicher Wirkung) subject to the condition precedent (aufschiebende Bedingung) of the receipt of the Purchase Price following its payment in accordance with Clause 6.2.

(b)
The satisfaction of the conditions precedent in Clause (a) is unrebuttably presumed (unwiderleglich vermutet) for the purposes of the effectiveness of the transfer of the Sold CL Receivables if the Parties have jointly signed a Closing Memorandum within the meaning of Clause 7.3.

(c)
The Buyer hereby accepts all transfers of all receivables and rights as set out in this Clause 3.2.

3.3
Termination of the Convertible Loan Agreement

Prior to the Closing Date, the parties to the Convertible Loan Agreement have entered into a termination agreement by which the Convertible Loan Agreement, except for the claims underlying the Sold CL Receivables to be sold and transferred under this Agreement, has been terminated subject to the condition precedent of the occurrence of Closing.

3.4
Buyer's Undertakings and Indemnity

(a)
Buyer undertakes to procure (dafür einstehen) that, for at least one (1) full year after the Closing Date, the CL Receivables shall not be repaid by the Company, in part or in total, to Buyer or to any other person or entity that acquired (whether by contractual transfer or otherwise) the CL Receivables. Buyer shall pass on such non-repayment obligation to any onward (direct or indirect) owner of a participation in the Companies.

(b)
Buyer shall indemnify and hold harmless Sellers from and against any and all losses, liabilities (whether present or future, actual or contingent), damages and reasonable costs and expenses (including Taxes, reasonable legal and advisory fees, expenses and disbursements) arising out of or in connection with any non-compliance with Clause (a).

PURCHASE PRICE

4.1
Total Purchase Price

The aggregate total purchase price payable by the Buyer to the Sellers for all Sold Shares and all Sold CL Receivables ("Purchase Price") is:

EUR 6,499,063.34

(in words: six million four hundred ninety-nine thousand sixty three Euro and thirty-four Eurocent).

4.2
Payments made by the Sellers

Any payment made by any of the Sellers to the Buyer after Closing pursuant to this Agreement will be considered an agreed reduction of the Purchase Price.

4.3
VAT

The Parties are of the opinion that the transactions contemplated under this Agreement do not trigger any German value added tax or any other taxes of similar nature ("VAT" (Umsatzsteuer)) and that the Purchase Price is a price net of any VAT. The Sellers undertake not to waive any applicable VAT exemptions. Notwithstanding the foregoing, the Parties further agree that, if and to the extent the transactions contemplated in this Agreement are subject to VAT, such VAT shall be paid by Buyer in addition to the Purchase Price or other payment under this Agreement (as applicable) within ten (10) Business Days after Buyer has received from the Sellers an invoice which complies with the provisions of Sections 14, 14a German VAT Code (Umsatzsteuergesetz) (or applicable provisions in other jurisdictions). Any interest, penalties or similar charges levied on, or in connection with, VAT, if any, shall be borne by Buyer.

NO LEAKAGE

5.1
Each Seller hereby warrants as an individual debtor (als Einzelschuldner) (in the form of independent warranties (selbständige Garantieversprechen) pursuant to § 311 (1) of the Civil Code) that in the period from (and including) the Effective Date and up to (and including) the Signing Date, no Leakage, other than Permitted Leakage, has occurred with respect to such Seller which has not been remedied at the costs of the Sellers prior to or on the Signing Date, or will not have been remedied at the costs of the Sellers prior to the Closing Date.

5.2
Each Seller hereby undertakes as an individual debtor (als Einzelschuldner) to procure (dafür einstehen) that in the period after (and excluding) the Signing Date and up to (and including) the Closing Date, no Leakage, other than Permitted Leakage, will occur with respect to such Seller without the Buyer’s prior written consent.

5.3
Remedies

(a)
Subject to the occurrence of Closing, in case of any breach or incorrectness of the warranties or undertakings given in Clauses 5.1 and 5.2 by a Seller, such Seller as an individual debtor (als Einzelschuldner) and under exclusion of any joint and several as well as partial liability (unter Ausschluss der Gesamt- und Teilschuld), will compensate the Buyer for any Leakage (other than Permitted Leakage) directly resulting from such breach or incorrectness and any Tax resulting from such Leakage, if and to the extent levied upon the Companies, however net of any actual monetary gain or other benefit which accrues to Buyer or the Companies from such Leakage, on a EUR for EUR basis within thirty (30) Business Days after the Buyer has notified the Sellers that a Leakage has occurred, specifying in reasonable detail the amount and the facts and circumstances underlying the Leakage (unless, for the avoidance of doubt, such Leakage has already been repaid or reimbursed to the Buyer or the Company prior to such notification of the Sellers by the Buyer and/or has been reflected in the Purchase Price calculation). Any compensation claims of the Buyer under this Clause (a) shall become time-barred within 12 (twelve) months after the Closing Date.

(b)
Any amount payable pursuant to Clause 5.3(a) shall bear interest at the rate of 5% per annum for the period from but not including the Closing Date up to but not including the date payment is received by the Buyer, calculated on the basis of the actual/actual method, taking into account the actual number of days lapsed and the actual number of days of the relevant calendar year.

5.4
"Leakage" shall mean:

(a)
any dividend, withdrawal (Entnahme) or other form of distribution, whether in cash or in kind, declared, paid or made by any of the Companies to any Seller;

(b)
the grant of any loan by any of the Companies to any Seller;

(c)
any repayment of any shareholder loan or the payment of any interest by any of the Companies on any shareholder loan granted by any Seller to any of the Companies;

(d)
any waiver or release, or commitment to waive or release, by any of the Companies of any amount or obligation owed or due to it, towards or to the benefit of any Seller without adequate consideration (ohne angemessene Gegenleistung);

(e)
any assumption or grant of any guarantee or security by any of the Companies for any financial debt owed by a Seller;

(f)
any assumption or discharge of, or indemnity from, in each case granted by any of the Companies, any liability (including any recharge of costs of any kind) owed by a Seller, or a third party for the benefit of any Seller;

(g)
any payment by any of the Companies of any advisory, management, transaction or other fees or expenses, service charges, license or royalty fees to a Seller;

(h)
any return of capital (whether by way of a reduction of capital or redemption or purchase of its own shares or otherwise) to any Seller by any of the Companies;

(i)
any payment by, or on the account of, any of the Companies, of any brokerage, finder's fee, commission, advisory fees or expenses, bonus, extra compensation, severance payment or other incentive to any third party (including any Seller) (i) in connection with or in respect of (a) the preparation, negotiation or execution of this Agreement, or (b) the preparation and consummation of the Transaction, and (ii) not addressed in the cost allocation agreement a copy of which is attached as Exhibit 5.4(i);

(j)
any payment of bonuses or provision of other benefits by any of the Companies to any Seller or any officer, director, employee or advisor of any Seller as well as the payment of any taxes, including wage tax and social security contributions, in each case to the extent triggered through (i) the execution of this Agreement, or (ii) the preparation and consummation of the transaction contemplated by the Transaction;

(k)
any other transfer of any asset or right from any of the Companies to any Seller or to a third party for the benefit of any Seller without adequate consideration (ohne angemessene Gegenleistung); or

(l)
any obligation entered into or accepted by the Companies to do any of the matters listed in Clauses (a) to (k) in each case irrespective of whether any performance is made or becomes due prior to or after the Closing Date.

5.5
"Permitted Leakage" shall mean any performance of events

(a)
contemplated or disclosed in, or otherwise in connection with the transactions under, this Agreement (including its Exhibits and Annexes);

(b)
made at the request or with the consent of Buyer;

(c)
required under existing management service or employment agreements (other than payments within the meaning of Clause 5.4(j)) or other agreements with the Sellers;

(d)
required by law, regulation or order of a competent court or similar body;

(e)
reflected in the calculation of the Purchase Price;

(f)
which is performed in the ordinary course of business of the Company;

(g)
which gives rise to a monetary gain, avoided loss, savings or other benefit (including an effectively reduced Tax payment obligation) for or by Buyer or any of the Companies (Vorteilsausgleich); or

(h)
explicitly set out in Exhibit 5.5.

5.6
Any Affiliates of a Seller, or any person related to a Seller or to any Affiliates of a Seller (nahestehende Personen) within the meaning of § 138 of the Insolvency Code (such persons each a "Sellers' Related Party" and collectively "Sellers' Related Parties"), is considered to be included in the term "Seller" for the purposes of Clauses 5.4 and 5.5.

PAYMENT OF PURCHASE PRICE; ESCROW

6.1
The Purchase Price is due for payment by the Buyer as set out in Clause 6.2 and Clause 6.3 below on the Signing Date immediately after the notarization of this Agreement.

6.2
The Buyer shall pay the Purchase Price minus EUR 325,000.00 (in words: threehundred twentyfive-thousand Euro) ("Escrow Amount") in Euro and without deduction of any fees, costs or retentions to the following joint account of the Sellers:

Account Holder:
xxxxxxxxxxxx

IBAN:                                   xxxx xxxx xxxx xxxx xxxx xx

BIC:
xxxxxxx

Credit Institution:
Sparkasse Aachen

or any other bank account notified by the Sellers to the Buyer no less than five (5) Business Days prior to the respective payment date or otherwise agreed by the Parties in writing ("Sellers' Account"). Such payment shall have debt discharging effect (schuldbefreiende Wirkung) once it has been irrevocably credited (unwiderruflich gutgeschrieben) to Seller's Account.

6.3
The Buyer shall pay the Escrow Amount in Euro and without deduction of any fees, costs or retentions to the following account of the Escrow Agent (as defined below):

Account Holder:
xxxxxxxxxxx

IBAN:                                   xxxx xxxx xxxx xxxx xxxx xx

BIC:
xxxxxxx

Credit Institution:
Sparkasse Aachen

(the "Escrow Account"). Such payment shall have debt discharging effect (schuldbefreiende Wirkung) once it has been irrevocably credited (unwiderruflich gutgeschrieben) to the Escrow Account.

Prior to the Signing Date, the Sellers and the Buyer have entered into an escrow agreement. A signed copy of the executed escrow agreement is attached as Exhibit 6.3 for evidence purposes ("Escrow Agreement").

6.4
The funds held in the Escrow Account shall serve as security for any claim of the Buyer against any of the Sellers under or in connection with this Agreement. The Parties undertake to undertake all steps and give such instructions as may be necessary to give effect to the provisions of the Escrow Agreement without undue delay.

CLOSING

7.1
Closing Date

The performance of the Closing Actions ("Closing") will take place on the venue where the notarization takes place on 28 April 2021, unless the Parties agree on a different time and venue to perform the Closing Actions. The day on which the Closing Actions are actually performed and executed is referred to as the "Closing Date".

7.2
Closing Actions

On the Closing Date, the Parties will perform the following actions ("Closing Actions") in the following order:

(a)
The Sellers shall deliver to the Buyer duly executed managing director employment agreements between the Company and each of Seller 1, Seller 2, Seller 3 and Seller 4, substantially in the form and substance as attached hereto as Exhibit (a);

(b)
The Sellers shall deliver to the Buyer a copy of the unilateral declaration by the Company to Infors AG according to which the Company has declared a modification of the contractual territory under the existing distribution agreement between the Company and Infors AG dated 1 February 2016 (including amendments thereto), substantially in the form and substance as attached hereto as Exhibit (b);

(c)
The Buyer shall pay the Purchase Price to the Sellers' Account in accordance with Clause 6.2.

7.3
Closing Memorandum

Immediately following Closing, the Parties will execute a closing memorandum substantially in the form and substance set out in Exhibit 7.3 ("Closing Memorandum"). The Closing Memorandum serves solely as evidence that Closing has occurred and that the transfers of the Sold Shares set out in Clause 2.2 were completed. The execution of the Closing Memorandum will not limit or prejudice the rights of the Parties arising under or in connection with this Agreement or under applicable law.

RIGHT TO RESCIND

8.1
Right to Rescind

(a)
If the Buyer fails to fulfil its obligation pursuant to Clause 7.2(c), i.e. to pay the Purchase Price in accordance with Clause 6.2 to the Sellers' Account, within five (5) Business Days after the scheduled Closing Date, the Sellers shall first set a deadline of five (5) Business Days for the Buyer by written statement (written statement of one Seller being sufficient) specifying the breach of obligation; after the fruitless expiration of the five (5) Business Day deadline, the Sellers may rescind (zurücktreten) this Agreement by joint written statement (within the meaning of § 126 of the Civil Code (Schriftform)) to the Notary who shall then inform the Buyer.

(b)
If the Sellers fail to fulfil any of the Closing Actions pursuant to Clauses 7.2(a) and 7.2(b) (unless to the extent such failures to fulfil the Closing Actions are the result of a lack of required actions or cooperation of a third party (except for the Company)) within five (5) Business Days after the Closing Date, the Buyer may rescind (zurücktreten) this Agreement by written notice within the meaning of § 126 of the Civil Code (Schriftform) to the Notary who shall then inform the Sellers.

8.2
There shall be no right of rescission if the rescinding party itself has caused such reason for rescission by culpable action or omission contrary to good faith.

8.3
Legal Consequences of Rescission

In the event of a rescission (Rücktritt) of this Agreement under Clause 8.1, this Agreement shall lose its effectiveness retroactively (ex tunc) and the Parties shall no longer have any claims and obligations under this Agreement. Clause 1, this Clause 8 and Clauses 17 to 22 and 25 to 28 shall however survive any rescission, without limit in time. A rescission of this Agreement in accordance with Clause 8.1 is without prejudice to any claim a Party has resulting from a breach of this Agreement by any other Party prior to the date of rescission.

SELLERS' WARRANTIES

9.1
As further specified in Clauses 9.2 and 9.3 and 9.4, the Sellers hereby warrant to the Buyer (in the form of independent warranties (selbständige Garantieversprechen) pursuant to § 311 (1) of the Civil Code) subject to any limitations contained in this Agreement that each of the statements set out below in Clauses 9.2, 9.3 and 9.4 is true and accurate as at the Signing Date and as at the Closing Date or at any such other date specifically mentioned in such statement (such statements each a "Sellers' Warranty" and collectively the "Sellers' Warranties").

Sellers make the relevant Sellers' Warranties under exclusion of any joint and several liability (unter Ausschluss jeglicher gesamtschuldnerischer Haftung) as partial debtors (als Teilschuldner), unless where it is expressly specified that a Seller makes a relevant Sellers' Warranty individually on its own account and relating to its own circumstances as an individual debtor (als Einzelschuldner).

9.2
The following statements in this Clause 9.2 are made by all Sellers except for Seller 6 (cf. Clause 9.4) and unless to the extent otherwise specified, in case of Clauses (a)(ii), (a)(iii), (a)(iv), (a)(v), 9.2(a)(ix) 9.2(a)(xi), 9.2(b)(i), 9.2(b)(iv), 9.2(b)(v) and 9.2(b)(vii), however, only by the relevant Seller individually on its own account and relating to its own circumstances as an individual debtor (als Einzelschuldner):

(a)
Status of the Sellers and the Companies

(i)
The Companies have been duly incorporated and are validly existing under the laws of Germany. All matters which are required to be registered in the commercial register by the Company have been duly registered therein, all matters which are required to be reported to such commercial register have been duly reported and all documents to be submitted to such commercial register have been duly submitted thereto.

(ii)
Clause 9.2(a)(i) applies to Seller 5, Seller 6 and Seller 7 mutatis mutandis.

(iii)
Each Seller has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein and, where applicable, all required approvals of any corporate body of a Seller have been given.

(iv)
This Agreement constitutes and all other documents executed by a Seller under or in connection with this Agreement will, when executed, constitute legal, valid and binding obligations of such Seller enforceable in accordance with their terms.

(v)
Where applicable, the execution and consummation of this Agreement and of the transactions contemplated therein does not violate articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligations of a Seller and is not subject to challenge (Anfechtung) by any third party on any legal basis, including any creditor protection laws.

(vi)
The complete and accurate versions of the articles of association currently in force for the Companies have been made available to the Buyer. These articles of association are fully effective and enforceable. With the exception of the agreements set out in Annex 9.2(a)(vi), there are no agreements which oblige any of the Companies to subject itself to the management of, or transfer their profit to, a third party.

(vii)
Unless registered in the commercial register of the Company there are no directors, general attorneys-in-fact (Generalbevollmächtigte) and/or authorised signatories (Prokuristen) of the Company, and there are no persons holding a commercial power of attorney (Handlungsbevollmächtigte) or any other similar power of attorney granted by the Company.

(viii)
None of the Companies is (i) over-indebted (überschuldet), (ii) unable to pay its debts when they become due (zahlungsunfähig), (iii) insolvent or (iv) subject to any insolvency proceedings or comparable proceedings which has been announced in writing within the meaning of § 126 of the Civil Code (Schriftform) to the respective Company.

(ix)
Clause 9.2(a)(viii) applies to each Seller mutatis mutandis.

(x)
There is no action, suit, investigation or other proceeding pending or threatened against or affecting any of the Companies before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein.

(xi)
Clause 9.2(a)(x) applies to each Seller mutatis mutandis.

(b)
Shares, Subsidiary Interests and Sold CL Receivables

(i)
The Sold Shares are all shares in the Company. The Sold Shares are freely transferable, free and clear of any liens and encumbrances of third parties and are not subject to any (a) trust arrangement (Treuhandverhältnis) except for the Sold Shares Seller 7, silent partnership (stille Beteiligung) or subparticipation (Unterbeteiligung); (b) pending transfer or other disposition (Verfügung); (c) sale, contribution, option or other contractual arrangement creating an obligation to transfer or encumber; or (d) shareholders' resolution providing for their redemption (Einziehung) or exclusion (Ausschluss), except for those rights and agreements disclosed in Annex 9.2(b)(i).

(ii)
Clause 9.2(b)(i) applies to the shares in the Subsidiary mutatis mutandis.

(iii)
None of the Companies has any other participatory interests or branches or is party to a joint venture, consortium or other internal company (Innengesellschaft).

(iv)
The information in relation to the Companies in Background Paragraph (A), (B) and (D) of this Agreement is accurate. Unless set out otherwise in Annex 9.2(b)(i), the Sellers are the sole owners of their respective Sold Shares and the Sellers are not subject to any restrictions on transfer.

(v)
The shares in the Company have been validly issued in compliance with applicable law. The shares in the Company have been fully paid up, have not been repaid in whole or in part, and are free from subsequent payment obligations (Nachzahlungsverpflichtungen), additional payment obligations (Nebenverpflichtungen) and other payment obligations and restrictions. The Company has not resolved or made any distribution since the Effective Date. All increases of the share capital of the Company have been carried out in accordance with all applicable legal and statutory provisions.

(vi)
Clause 9.2(b)(v) applies to the shares in the Subsidiary mutatis mutandis.

(vii)
Seller 5, Seller 6 and Seller 7 are the sole and unrestricted creditors in relation to their respective Sold CL Receivables which are free from any third-party rights.

9.3
The following statements in this Clause 9.3 are made by all Sellers except for Seller 6 (cf. Clause 9.4) and unless to the extent otherwise specified:

(a)
Annual financial statements and equity

(i)
The audited consolidated financial statements of the Company together with an unqualified auditor's certificate for the financial year ending on 31 December 2020 ("Financial Statements 2020") have been prepared in accordance with the accounting standards, principles and practices generally accepted in the jurisdiction of incorporation of the Company. They present, as of the date of their preparation and based on the view of the Company's management as of such date, in all material respects a true and fair view of the state of affairs of the Company as regards the level of the Company's assets and liabilities, profits (or losses) and financial position (Vermögens-, Finanz- und Ertragslage) as at the respective reference date. To Sellers' Knowledge, there are no liabilities that should have been taken into account when the respective annual financial statements were prepared and which are not reflected as a liability or a provision. For the avoidance of doubt, nothing in this Clause 9.3(a)(i) shall be construed as an objective accounts guarantee (harte bzw. objektive Bilanzgarantie) within the meaning of the decision by the Higher Regional Court (Oberlandesgericht) Frankfurt am Main dated 7 May 2015 (26 U 35/12).

(ii)
Unless set forth in Annex 9.3(a)(ii), there are no material circumstances affecting asset values and liabilities as at 31 December 2020 which have become known after finalisation of the annual financial statements but before (or on) the present date.

(iii)
To Sellers' Knowledge, as at 31 December 2020, with the exception of liabilities which are not required to be reflected in the financial statements of the relevant company (nicht bilanzierungspflichtige Sachverhalte), the Companies have no liabilities other than those which are expressly identified in the annual financial statements and, insofar as they are not required to be expressly reflected as a liability or a provision on the balance sheet, all contingent liabilities (Haftungsverhältnisse) are recorded as below-the-line items on the balance sheet or in the notes to the financial statements (Anhang).

(iv)
To Sellers' Knowledge, the books, accounting records and other records of the Companies have been maintained in all material respects in accordance with all applicable laws on a proper and consistent basis. All books, accounting records and other records belonging to the Companies are in the possession of and subject to unrestricted access by the respective company.

(b)
Assets

The Companies have full, unrestricted and unencumbered ownership and possession of all tangible and intangible assets used or intended for use in their business or which are necessary to conduct their respective businesses in the manner currently conducted, except:

(i)
for those assets which they have rented (gemietet), leased for use (gepachtet) or leased (geleast), in the usual course of business,

(ii)
to the extent that any such assets are subject to usual retention of title provisions in favour of suppliers pending payment, or

(iii)
to the extent that any such assets are subject to security rights created in the usual course of business.

(c)
Agreements with Shareholders or Related Parties

Other than the agreements listed in Annex 9.3(c), none of the Companies have entered into any agreement (the main obligations of which have not been completely fulfilled) with any Seller or any direct or indirect shareholders, relatives (Angehörige) within the meaning of Section 15 (1) of the German Tax Code (Abgabenordnung – "AO") of any Seller or such shareholders, or with business entities (other than the respective other company) in which any Seller or any of such shareholders has a direct or indirect participation.

(d)
Real property

(i)
None of the Companies (i) is the owner or co-owner of any real estate or (ii) holds any rights equivalent to real property (grundstücksgleiche Rechte).

(ii)
Leased Real Property

Annex 9.3(d)(ii) contains an accurate and complete list of all real properties which are subject to a lease or sub-lease agreement entered into by any of the Companies as lessee or lessor, irrespective of whether concluded in writing (within the meaning of § 126 of the Civil Code (Schriftform)) or not, (together the "Leased Real Properties") setting out for each Leased Real Property the location, size, use, and, in relation to the lease or sub-lease agreements, the parties (name and address), date of agreement, monthly rent, ancillary payments and any side agreements with respect to the Leased Real Properties.

(iii)
In relation to the Leased Real Properties:

(aa)
no lease agreement contains restrictions which prevent the Leased Real Properties from being used for their current use;

(bb)
except as set forth in Annex 9.3(d)(ii) (i) there are no current rent and ancillary payments payable under the relevant lease agreements and (ii) no side agreements exist and no rent reviews are pending or currently under negotiation;

(cc)
the Companies have paid the rent, the ancillary payments and all other amounts payable under or in connection with the lease agreements when due;

(dd)
the Companies have not violated any of their obligations under the relevant lease agreements.

(e)
Intellectual Property, Information Technology

(i)
The Companies are the owner or licensee of all, in each of the following cases material, patents, patent applications, utility models, other rights in and resulting from inventions, know-how, trade secrets, trademarks, business names, Internet domains, IT-systems (including hardware, communication systems, network systems), design rights, software, databases and other copyright works/neighboring rights (including sui generis database rights) (the "Intellectual Property") required to conduct the Business substantially as carried out up to the Signing Date. As regards their trade secrets, the Companies have taken reasonable measures to protect them in order to avoid any infringement and to ensure the Companies' protected ownership of such trade secrets. None of the Companies is limited in the use of its Intellectual Property by any contractual obligations or restrictions (such as exclusive license agreements), unless explicitly disclosed in the applicable disclosure Annexes.

(ii)
The Company is the owner of the Intellectual Property set forth in Annex 9.3(e)(ii)/1 and has an exclusive license for the Intellectual Property set forth in Annex 9.3(e)(ii)/2 (commonly, the "Exclusive Intellectual Property"). All fees as may be due for application, registration and maintenance of any Exclusive Intellectual Property have been paid in full. Except as set forth in Annex 9.3(e)(ii)/3, none of the Companies has granted licenses to any third party or even waived their rights in respect of the Exclusive Intellectual Property rights.

(iii)
The Companies have all exploitation rights in respect of copyright works of their employees as attributed to the Companies by the respective applicable statutory law, i.e. have not deviated in favor of any employees from the law. No current or former employees, owners, directors, officers or consultants of the Companies have any exploitation rights in any Intellectual Property, unless explicitly disclosed in the disclosure Annexes to this Agreement. Any exceptions from the statements in this Clause 9.3(e)(iii) are set out in Annex 9.3(e)(iii).

(iv)
There are no unsatisfied claims, other than potential future regular remuneration claims, of employee inventors to remuneration for employee inventions (Arbeitnehmererfindungsvergütung) which have their legal origins in circumstances arising before the Closing Date and the Companies have fulfilled their statutory duties that the Companies may have in respect of any employee inventions, except as set out in Annex 9.3(e)(iv).

(v)
To Sellers' Knowledge, neither the Intellectual Property nor the products, services and business operations of the Companies are infringing any property rights of third parties, except as set out in Annex 9.3(e)(v). No written claims for infringement of any property rights of third parties have been made in the last twelve (12) months prior to the Signing Date and there is no threat of such claims being made, except as set out in Annex 9.3(e)(v).

(vi)
To Sellers' Knowledge, in the last twelve (12) months prior to the Signing Date, none of the Companies has suffered any material operational and/or functional disruptions, i.e. disruptions of one or more IT-systems of a consecutive duration of five (5) hours or more, or loss of data which can be attributed to a functional disruption in the IT hardware or software, i.e. in particular in the networks, computer and communication systems, hardware, software, interfaces and other technical systems for storing, processing or transmitting data which are necessary and used in the operations of the Companies (the "Information Technology").

(vii)
The Companies have implemented and use IT security systems with a security-level to be reasonably expected for a company active in the Business.

(viii)
The Information Technology is in a proper, fully functional condition (subject to normal wear and tear) to be reasonably expected for a company active in the Business. To Sellers' Knowledge, no material service or maintenance work is required and all material updates, patches and service packs have been implemented and are generally functionable.

(ix)
Selectrion GmbH neither owns nor uses any Intellectual Property rights of any of the Companies.

(f)
Data Protection

(i)
In the period of three (3) years prior to the Signing Date, there have been no investigations, proceedings, inquiries, orders or other measures by the data protection Authorities at (or, to Sellers' Knowledge, against) any of the Companies.

(ii)
There is no threat in writing within the meaning of § 126 of the Civil Code (Schriftform) of any fines in respect of any past or current violations of data protection law.

(g)
Know-how-protection

(i)
All items of the Companies which contain secret or confidential know-how of the Companies (documents, databases, etc.) are adequately protected against unauthorized access by third parties and the employees of the Companies are instructed to treat the relevant information confidentially and just share such information on a need-to-know basis.

(ii)
To Sellers' Knowledge, there have been no cases since the formation of the Company in which know-how of the Company was acquired, used, passed on or disclosed by employees, customers, contractual partners or (other) third parties without or against the will of the Companies.

(iii)
Since the formation of the Company, no written claims (within the meaning of § 126 of the Civil Code (Schriftform)) have been made against any of the Companies for (i) the unauthorized acquisition, use, transfer or disclosure of the know-how of employees, customers, contractual partners or (other) third parties and/or (ii) a violation of agreed confidentiality and protective measures. To the Sellers' Knowledge, there are no facts on which claims within the meaning of the preceding sentence could be based.

(h)
Material agreements and obligations

(i)
Annex 9.3(h)(i) contains for the Company a correct and complete list of all of the following agreements the main obligations of which have not been completely fulfilled (together the "Material Agreements") setting out for each Material Agreement the type of agreement, the parties (name), date, term and any ancillary agreements, amendments, side letters and waivers (if any):

(aa)
loan agreements with, security granted in favour of, or obligations to, banks;

(bb)
agreements connected with the acquisition or sale of equity interests in legal entities;

(cc)
agreements on corporate joint ventures or joint development of products;

(dd)
guarantees (Garantien), bonds (Bürgschaften), comfort letters (Patronatserklärungen), indemnity obligations (Freistellungsverpflichtungen) and similar securities;

(ee)
research and development agreements;

(ff)
agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives;

(gg)
agreements which contain restrictions on competition or which otherwise restrict the freedom of the Companies to conduct and expand their Business in a material way;

(hh)
agreements providing for usage rights and/or on maintenance and service provision agreements relating to the Information Technology of the Companies, other than off-the-shelf software licenses;

(ii)
agreements listed in Annex (c);

(jj)
agreements to sell, transfer, lease or dispose over any assets (other than the sale of inventories) owned by the Companies outside their ordinary course of business and with a market value exceeding, in each case, EUR 5,000 (in words: five thousand Euro);

(kk)
all agreements and obligations with a term of more than one (1) year or that cannot be terminated within a period of twelve (12) months and which (in each individual case) result in annual obligations of more than EUR 5,000 (in words: five thousand Euro) (net) for any of the Companies;

(ll)
all agreements with customers and suppliers of the Company which (in each individual case) have annual obligations of more than EUR 10,000 (in words: ten thousand Euro);

(mm)
all agreements with distribution, commercial agency or other agreements relating to distribution which (in each individual case) have annual obligations of more than EUR 5,000 (in words: five thousand Euro);

(nn)
any commitment to enter into any of the agreements referred to in this clause 9.3(h)(i).

(ii)
To Sellers' Knowledge, each of the Material Agreements is valid and enforceable against the relevant contractual partner(s), and all Material Agreements have been duly performed, all due obligations contained therein have been fulfilled and none of them has been terminated nor has any such termination been declared or threatened within the last twelve (12) month.

(iii)
No notice of termination has been received or given by any of the Companies in writing within the meaning of § 126 of the Civil Code with respect to any Material Agreement. None of the Companies has received formal written notice within the meaning of § 126 of the Civil Code from any counterparty to a Material Agreement that it intends to terminate it.

(i)
Warranty claims against the Companies

There are no warranty claims (kaufrechtliche Gewährleistungsansprüche) which have been brought forward (in writing within the meaning of § 126 of the Civil Code (Schriftform)) against the Companies within the last 12 months and have not yet been settled, exceeding an aggregate amount of EUR 5,000 (in words: five thousand Euro).

(j)
Commercial agency agreements

No claims arising from the suspension or termination of distribution (Vertragshändler), commercial agency (Handelsvertreter) or other agreements relating to distribution (irrespective of whether such have been already terminated or not) have been brought forward against the Companies in writing within the meaning of § 126 of the Civil Code (Schriftform).

(k)
Licences and legal provisions

(i)
Each of the Companies is entitled to conduct its Business in the manner it is currently conducted and has all material official permits, licences and concessions issued by an Authority and required to conduct its current Business as currently conducted (the "Permits"). To Sellers' Knowledge, the Permits are in full force and effect (bestandskräftig) and have not been challenged (angefochten) by any third party. None of the Permits has been withdrawn, amended or revoked in whole or in part in writing within the meaning of § 126 of the Civil Code (Schriftform) and, to Sellers' Knowledge, there is no threat of any such withdrawal, amendment or revocation. None of the Sellers is aware of any circumstances which could lead to the restriction or revocation of any of the Permits.

(ii)
The Companies are and have been in full compliance with the Permits, including any ancillary provisions (Nebenbestimmungen) thereto.

(iii)
The Companies are not a party to any public law agreements (öffentlich-rechtliche Verträge).

(iv)
No violation by any of the Companies is being or prior to the Signing Date has been alleged in writing (within the meaning of § 126 of the Civil Code (Schriftform)) by any Authority or any other third party with respect to any environmental or other public law requirements.

(v)
Neither any Seller, any Affiliate of a Seller, the Companies nor their directors and employees have, directly or indirectly, in connection with the Business

(aa)
used any funds of the Companies for bribes, other unlawful purposes or political contributions in violation of applicable laws;

(bb)
requested or accepted any bribes or other unlawful benefits; or

(cc)
maintained any funds or assets that have not been properly recorded in the books and records of the Companies.

(l)
Public Subsidies

Except as set out in Annex (l), none of the Companies has been granted any public grants (Zuschüsse), aids (Beihilfen) or subsidies (Subventionen).

(m)
Employees

(i)
Annex (m)(a) contains a correct and complete anonymized list of the employees (including directors) of the Companies as at 31 March 2021. Such list correctly states for each employee the function/position and fixed monthly gross salary and other remuneration entitlements (including any variable remuneration entitlements and all additional benefits of monetary value (such as company cars, insurance, etc.)) and the notice period for a termination of the employment.

(ii)
Salaries and wages, taxes and social security contributions are properly paid or shown as liabilities in the financial statements of the Companies.

(iii)
Annex 9.3(m)(iii) contains a list of all material collective bargaining agreements, company-related bargaining agreements and works agreements applicable to the Companies which are more than a mere repetition of statutory law.

(iv)
No freelancer, consultant or other contracting party treated as self-employed whose services any of the Companies uses or has used can legitimately or rightfully claim the existence of an employment relationship with one of the Companies (de facto employee). No temporary employees (Leiharbeitnehmer) have worked or are working for any of the Companies.

(v)
There is no social compensation plan (Sozialplan) that has not yet been fully implemented and no reconciliation of interests has been carried out at any of the Companies.

(vi)
There are no obligations or commitments on the part of the Company to continue its business operations at the existing locations (location guarantees), to maintain a certain number of employees (employment guarantees) or to refrain from operational changes.

(vii)
None of the Companies has made any direct or indirect commitment to pay a retirement pension, disablement pension, pension for surviving dependants or similar pension to present or former employees. Proper accruals have been made for the liabilities of the Companies arising from such pension obligations to the extent permitted by tax law.

(viii)
Up to the date of this Agreement, no employee of the Company has informed a Seller in writing (within the meaning of § 126 of the Civil Code (Schriftform)) or the respective company that he or she intends to terminate his or her employment.

(n)
Insurances

(i)
Annex (n)(i) contains a list of all insurance policies (including details of the insured entity, insured risk and insurance company and annual premium) held by any of the Companies. No due and payable premiums under such insurance policies are outstanding.

(ii)
To the Sellers' Knowledge, the Companies were in the past, and still are, adequately insured against all risks which a prudent businessman usually insures himself against and the insurance policies are in force and have not been terminated.

(o)
Legal disputes

Except as disclosed in Annex (o), none of the Companies is involved in any pending or threatened (in writing within the meaning of § 126 of the Civil Code (Schriftform)) disputes, court proceedings, administrative proceedings or investigations, including proceedings before an arbitration tribunal ("Legal Disputes").

(p)
Compliance

(i)
In conducting their business, the Companies do not infringe applicable material laws such as, in particular, anti-money-laundering laws, anti-corruption laws, competition or export control laws; provided, however, that the Sellers' Warranty under this Clause 9.3(p)(i) shall not apply to any data protection laws.

(ii)
Prior to the Signing Date, none of the Companies has received a notification (Bescheid) by any governmental body (other than related to tax audits) alleging a violation of applicable laws by the Companies.

(iii)
Neither the Companies nor any of the Sellers nor any employees of the Companies have granted, promised or raised the prospect of an unlawful advantage or benefit in connection with business operations of the Companies, or have been granted, promised, or given the prospect of such an advantage or benefit.

(q)
Conduct of Business

Since 31 December 2020, the Business of the Companies has been carried on in normal and ordinary course consistent with past practice of the respective company. Since such date no event has occurred which individually or jointly with other events has, to a material extent, adversely affected the asset or profit situation of any of the Companies on the basis of the Financial Statements 2020.

9.4
Only the statements in Clauses 9.2(a)(ii), 9.2(a)(iii), 9.2(a)(iv), 9.2(a)(v), 9.2(a)(ix), 9.2(a)(xi), 9.2(b)(i), 9.2(b)(v) and 9.2(b)(vii) are also made by Seller 6, in each case individually on its own account and relating to its own circumstances as an individual debtor (als Einzelschuldner).

9.5
The scope and limits of the warranties given in this Clause 9 are determined by Clauses 10 and 11 which form an integral part of those warranties (Bestandteil der Garantieerklärung). The Sellers do not give or assume any warranties other than those set forth in this Clause 9. The Parties agree that none of the warranties or statements of the Sellers contained in this Agreement constitutes a warranty or representation with respect to the quality of the purchase object (Kaufgegenstand) within the meaning of §§ 276 (1), 443 of the Civil Code (Garantie für die Beschaffenheit der Sache) nor an agreement as to the condition of the goods sold (Beschaffenheitsvereinbarung) within the meaning of § 434 (1) of the Civil Code and none of such warranties or statements is to be interpreted as such. The Seller's Warranties shall exclusively be made for purposes of risk allocation among the Parties. To the extent permitted by law, any concept of imputed or attributed knowledge or intent (Wissens- oder Willenszurechnung) from any individual to Sellers other than the persons listed in Exhibit 1.2(a) shall be expressly and comprehensively excluded for any claims, whether contractual, statutory or otherwise. The Parties agree that if any disclosure of events or documents made in the disclosure Annexes is below any materiality threshold provided for such disclosure requirement, or contains additional information, such disclosure shall not be used to construe the extent of the required disclosure (including any standard of materiality) pursuant to the relevant Sellers' Warranty.

BREACH OF SELLERS' WARRANTIES

10.1
Remedies

Subject to the provisions of this Clause 10, in the event that any of the statements made by a respective Seller under the Sellers' Warranties is incorrect (in each case a "Warranty Breach"), the breaching Sellers are obligated - as partial debtors (als Teilschuldner), or where expressly provided, as individual debtors, in each case under exclusion of any joint and several liability (unter Ausschluss jeglicher gesamtschuldnerischer Haftung) - as follows: they have to put the Buyer, or at the election of the Buyer, the Companies, into the same position that it/they would have been in if the relevant Sellers' Warranty had been correct (Naturalrestitution) or, to the extent such natural restitution (Naturalrestitution) is not possible or not implemented within six (6) weeks following the notice under Clause 10.2, Buyer may elect to claim from the breaching Sellers to pay damages for non-performance to the Buyer or the Companies in cash (Schadensersatz in Geld).

The breaching Sellers are liable only for actual losses (direkte Schäden) incurred by the Buyer or the respective Company as a result of the relevant Warranty Breach, excluding any direct or indirect not reasonably foreseeable loss of profits, special punitive or exemplary damages and any not reasonably foreseeable consequential damages (Folgeschäden) and any potential or actual reduction in value (Minderung) of the Companies or the Buyer beyond the actual loss incurred; it being understood that any losses shall be calculated on a Euro-for-Euro basis. The Sellers shall not be liable for any loss of business opportunity, any miscalculation of the Purchase Price by the Buyer, any wasted expenditure (vergebliche Aufwendungen) and/or for any incidental or internal administrative and overhead costs of the Companies.

10.2
Notice of Warranty Breach

If, after Closing, the Buyer becomes aware of a Warranty Breach or any circumstances which are reasonably likely to result in a Warranty Breach, the Buyer will notify the Sellers within twenty (20) Business Days of becoming aware of such Warranty Breach or such circumstances. Such notification must state the nature of the Warranty Breach and, to the extent reasonably possible at that point in time, a good faith estimate of the amount of the losses which are likely to be suffered by the Buyer or the Companies as a result of such Warranty Breach.

10.3
No other Remedies

Unless otherwise agreed in this Agreement all legal remedies of Buyer for a Warranty Breach or any other breach of a Seller's obligations under this Agreement other than those specified in Clause 10.1 are hereby excluded. In particular, claims for or based on the right to reverse the transactions contemplated under this Agreement (großer Schadensersatz), a reduction of the purchase price (Minderung), rescission (Rücktritt) or other claims for defects pursuant to § 437 of the Civil Code, culpa in contrahendo (§ 311 of the Civil Code), positive breach of contract (§ 280 of the Civil Code) (Schadensersatz wegen Pflichtverletzung), frustration of contract (§ 313 of the Civil Code) (Störung der Geschäftsgrundlage) or contest (Anfechtung) are excluded except in the case of wilful misconduct or fraudulent misrepresentation. Any claim of the Buyer for the transfer of the Shares (Erfüllungsanspruch) as provided in Clause 2.2 is not intended to be limited or excluded by the terms of Clauses 10 and 11.

LIMITATION OF SELLERS' LIABILITY

1.1
De Minimis; Threshold

1.1.1
With respect to any claim in connection with a Warranty Breach ("Claim"), the Sellers are only liable, if the amount of such Claim or the aggregate amount of Claims resulting from the same or several related circumstances exceeds EUR 7,500 (in words: seven thousand five hundred Euro) ("Qualified Claim"); and

1.1.2
the aggregate amount of all Qualified Claims exceeds EUR 75,000 (in words: seventy five thousand Euro), in which case the Sellers shall be liable only for such amount of the Qualified Claims exceeding EUR 75,000 (in words: seventy five thousand Euro).

11.1
Separate Liability

1.1.3
The liability of the Sellers under this Agreement shall not be joint and several (keine gesamtschuldnerische Haftung). Any liability of a Seller shall be separate (teilschuldnerische Haftung), unless where it is expressly specified that a Seller shall be individually liable (einzelschuldnerische Haftung). In case several Sellers are partially liable (haften teilschuldnerisch) towards Buyer under or in connection with this Agreement, each Seller shall only be liable pro rata to the portion of the Purchase Price received by it, subject to the limitations set out in this Clause 11. Any liability cap (Clause 11.2) shall apply to each Seller pro rata to the portion of the Purchase Price received by it.

1.1.4
Without prejudice to the generality of Clause 1.1.3, Seller 6 hereby expressly agrees that the portion of the Escrow Amount allocated to Seller 6 is available for the Buyer in case of any Warranty Breach even where Seller 6 has not made the underlying Sellers' Warranty (cf. Clause 9.4).

11.2
Cap

(a)
Specific Liability Cap

The total liability of a Seller under or in connection with this Agreement shall be capped as follows:

(i)
liability in relation to Sellers' Warranties under Clauses 9.2(a)(i) to 9.2(a)(vi), 9.2(a)(viii), 9.2(a)(ix), 9.2(a)(x), 9.2(a)(xi) and 9.2(b) ("Fundamental Warranties"): 100% of the portion of the Purchase Price received by the relevant Seller;

(ii)
liability in relation to Sellers' Warranties which are not Fundamental Warranties:

(aa)
in the case of Seller 1, Seller 2, Seller 3 and Seller 4: 15% of the portion of the Purchase Price received by the relevant Seller; provided, however, that with regard to a breach of the Sellers' Warranties set out in Clause 9.3(e), the liability cap shall be increased by an additional 10% of the portion of the Purchase Price received by the relevant Seller; and

(bb)
in the case of Seller 5, Seller 6, Seller 7 and Seller 8: the portion of the Escrow Amount allocated to the relevant Seller;

(iii)
liability with respect to Taxes (Clause 12): 25% of the portion of the Purchase Price received by the relevant Seller.

(b)
Overall Cap

The overall liability of each respective Seller towards the Buyer under or in connection with this Agreement shall in any case be limited to the Purchase Price amount actually received by such Seller.

11.3
Limitation Period

(a)
All claims against the Sellers under or in connection with this Agreement will become time-barred (verjähren) as follows ("Limitation Period"):

(i)
36 (thirty-six) months after the Closing Date in respect of Claims under or in connection with the Fundamental Warranties;

(ii)
all claims of Buyer arising as a result of wilful or intentional breaches of Sellers' obligations under this Agreement shall become time-barred in accordance with the statutory rules in §§ 195, 199 of the Civil Code;

(iii)
all claims under Clause 5 which shall be time-barred in accordance with Clause 5; and

(iv)
all claims under Clause 12 which shall be time-barred in accordance with the relevant provisions set out in Exhibit 12; and

(v)
12 (twelve) months after the Closing Date in respect of all other claims.

(b)
The principle of suspension of the statute of limitations (Hemmung der Verjährung) in accordance with § 203 of the Civil Code in the event negotiations take place shall apply to all Claims, if the relevant Parties agree in writing that the Limitation Period shall be tolled (gehemmt).

11.4
Limitations on Sellers' Liability

Any liability of the Sellers in respect of any claim against the Sellers under or in connection with this Agreement is excluded to the extent that:

(a)
the corresponding claim is based on a change in the legal situation (including, for the avoidance of doubt, any change of law, statute, ordinance, rule, regulation, common law rule, case law or administrative practice of any government, governmental department, agency or regulatory body) after the Signing Date;

(b)
any measure or action has been taken or omitted to be taken with respect to the subject matter of the claim prior to the Closing Date at the express written request, or with the express unqualified (vorbehaltlos) written approval or acquiescence, of the Buyer;

(c)
the Buyer or any of its Affiliates (after the Closing Date, also including the Company) has caused or contributed to (verursacht oder mitverursacht) such claim and/or has failed to comply with its duty to mitigate damages pursuant to § 254 (2) of the Civil Code;

(d)
any amounts are recoverable or could have been recoverable from any third party (including any insurance company);

(e)
the facts forming the basis of the Claim:

(i)
were known or could have been known to the Buyer or any of its Affiliates or Representatives on the Signing Date taking into account that Buyer, prior to entering into this Agreement, has conducted a detailed and in-depth due diligence including a comprehensive Q&A process by which the Buyer had the opportunity to thoroughly review the condition of the Companies and the Business including the commercial, technical, organizational, financial, tax, environmental and legal aspects of the Companies and to discuss the same with the Companies' management;

(ii)
have been disclosed to the Buyer or its Representatives in a Fair Manner. "Fair" means a disclosure, in particular through documents and information contained in the virtual data room (the "Data Room") that is objectively suitable in form, scope and manner of disclosure to provide the Buyer with a sufficiently clear and complete picture of the relevant facts of life in a reasonable manner so that, based on customary market due diligence standards, a buyer is objectively able to recognize or suspect the inaccuracy of the corresponding Sellers' Warranty. For evidentiary purposes, the contents of the Data Room as well as the minutes of the Management Interview were stored by the Sellers on a USB stick (the "Data Room Stick") and copies of the Data Room Stick were exchanged between the Sellers and the Buyer on the Closing Date. The Parties have furthermore handed over a copy of the Data Room Stick to the Notary for evidence purposes on the Closing Date with the instruction to keep it for a period of five (5) years, unless the Parties jointly issue a deviating instruction at least in text form (§ 126b of the Civil Code). After expiry of the period, the notary may destroy the data room stick;

(iii)
are referred to in this Agreement (for the avoidance of doubt including Clauses 9.2(a) and 9.2(b) and any Exhibits and Annexes to this Agreement);

(iv)
have been taken into account for the purposes of calculation of the Purchase Price or the relevant circumstances or facts have already resulted in a compensation under another claim of Buyer (no double-counting/double-compensation);

This limitation does not apply to Claims in respect of the Fundamental Warranties;

(f)
The Financial Statements 2020 provide for an accrual (Rückstellung), a liability (Verbindlichkeit), an exceptional depreciation (außerplanmäßige Abschreibung) or a depreciation to reflect lower market values (Abschreibung auf den niedrigeren beizulegenden Wert);

(g)
The matter giving rise to a Warranty Breach or Buyer claim leads to any benefits by refund, credit, set-off, reduction of Taxes or any other kind of Tax savings for the Companies, Buyer and/or any Affiliate of Buyer; it being understood that in the event that any of the Companies, Buyer and/or any Affiliate of Buyer is entitled to any such Tax benefit with respect to any amounts for which Buyer makes a claim, such party shall use reasonable best efforts to obtain any such Tax benefit;

(h)
The procedures set forth in Clause 10.2 were not observed by the Buyer or the Company and the damage has been caused or increased by this non-observance.

TAXES

Unless expressly set out otherwise in this Agreement, any matters relating to Taxes, any liability, warranty, indemnification or other claim in connection with or arising from Taxes are covered exclusively by the provisions set out in Exhibit 12.

BUYER'S WARRANTIES

13.1
The Buyer hereby warrants to the Sellers (in the form of independent warranties (selbständige Garantieversprechen) pursuant to § 311 (1) of the Civil Code) that each of the statements set out below in Clause 13.2 are true and accurate as at the Signing Date and at the Closing Date, or at any other date specifically mentioned in such statement (such statements each a "Buyer's Warranty" and collectively the "Buyers' Warranties").

13.2
Statements

(a)
Buyer is a company duly incorporated and validly existing under the laws of the State of Delaware, under registration number 5847011. This Agreement constitutes and all other documents executed by Buyer under or in connection with this Agreement will, when executed, constitute, legal, valid and binding obligations of Buyer enforceable in accordance with their terms.

(b)
Buyer has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein and that, where applicable, all required approvals of any corporate body of Buyer have been given and no further approval. With regard to the execution and performance of this Agreement, Buyer does not (i) require any approval or consent by any governmental authority, public agency or other third party, (ii) violate any applicable law, rule, regulation or decision by any court or governmental authority or public agency binding on Buyer or (iii) violate the articles of association or by-laws of Buyer.

(c)
There is no action, suit, investigation or other proceeding pending or threatened against or affecting Buyer or its sole shareholder before any court, arbitrator, governmental body, agency or official that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transactions contemplated therein, and, to Buyer's Knowledge, there are no circumstances that give rise to any of the foregoing.

(d)
Neither Buyer nor any of its shareholders is (i) over-indebted (überschuldet), (ii) unable to pay its debts when they become due (zahlungsunfähig), (iii) insolvent or (iv) subject to any insolvency proceedings or comparable proceedings. To Buyer's Knowledge, there are no circumstances which could lead to the insolvency of Buyer or any of its shareholders.

(e)
Buyer has had access to detailed information about the Companies and the Business, completed an in-depth due diligence review prior to the Signing Date including a comprehensive Q&A process and made its own evaluation of the adequacy and accuracy of such projections, forecasts, estimates, statements of intents and statements of opinion (including the reasonableness of the assumptions underlying the same) of the Business operations of the Companies.

(f)
Buyer explicitly acknowledges that Sellers – neither directly nor through any person acting on its behalf – have made no and make no representations, warranties or guarantees and have assumed no and assume no disclosure, information or similar obligations in connection with this Agreement and the transactions contemplated hereby, except as expressly set forth in this Agreement.

(g)
Buyer's analysis of the requirements to file for antitrust or other clearance by governmental institutions or authorities is true and correct. There is no requirement to file for any approval or clearance by a governmental institution or authority.

(h)
Buyer has sufficient unconditional and immediately available funds to meet its payment obligations pursuant to this Agreement when due and to consummate the transactions contemplated under this Agreement.

13.3
Where any statement is qualified as being limited by the "Buyer's Knowledge", the statement is deemed to be given to the actual knowledge (positive Kenntnis) which the persons identified in Exhibit 13.3 had as at the Signing Date or should have had if they were not acting grossly negligent (grobe Fahrlässigkeit).

13.4
If and to the extent any of the Buyer's Guarantees, covenants or other agreements pursuant to this Agreement is breached or if Buyer is otherwise liable to Sellers pursuant to or in connection with this Agreement, Sellers' respective claims and remedies, and Buyer's liability vis-à-vis Sellers, shall, unless otherwise agreed in this Agreement, be determined in accordance with statutory law.

BUYER'S COVENANTS

14.1
Buyer undertakes to maintain the current facilities of the Company located in Baesweiler, Germany for a minimum period of five (5) years following Closing, provided however, that a reasonable relocation within the Aachen/Cologne/Düsseldorf region shall be permitted during this period.

14.2
Buyer shall procure that, on the second anniversary of the Closing Date, each current employee of the Company who has continuously remained employed by the Company or an Affiliate of Buyer and/or the Company throughout such two-year-period will receive a bonus payment in the amount of 10% of their current annual salary.

14.3
Buyer shall procure that the shareholder of Seller 7, Dr. Jürgen Schumacher, will be nominated to the board of directors of Buyer's parent company Scientific Industries, Inc. upon request.

NON-COMPETE, NON-SOLICITATION

15.1
Each of Seller 1, Seller 2, Seller 3 and Seller 4 undertakes for a period of two (2) years from the Closing Date ("Applicable Period") not to carry on any business anywhere where the Companies operate which competes with the Business. This undertaking does not apply to any shareholdings or participations which are for investment purposes only and in which the respective Seller or the Sellers do not have a material influence on the conduct of business.

15.2
Each of Seller 1, Seller 2, Seller 3 and Seller 4 agrees that for the Applicable Period it shall not, and shall cause any Affiliate or its respective Seller's Related Parties not to:

(a)
solicit or induce, directly or indirectly, any current employee of the Companies:

(i)
to interfere with the Business, or

(ii)
to discontinue his or her employment with the Companies;

or

(b)
hire, retain or attempt to hire or retain any person currently employed or employed by the Companies within the twelve (12) months period prior to the Closing Date.

15.3
General solicitations

For the avoidance of doubt, no Seller nor any of their Affiliates nor any Seller's Related Party shall be prohibited from employing any person who (i) contacted them on his or her own initiative (without any direct or indirect initiative by a Seller, its Affiliates or its Seller's Related Parties) or (ii) approaches the Sellers, their Affiliates or any Seller's Related Parties on an unsolicited basis in response to a bona fide general public job advertisement or (iii) has been subject to a non-targeted search placed by or on behalf of the Sellers, any of their Affiliates or Seller's Related Parties (iv) is no longer an employee of any Company at the time of such contact.

15.4
For the avoidance of doubt, the above restrictions on non-competition and on non-solicitation have been taken into account in the calculation of the Purchase Price and are therefore included in the Purchase Price.

COOPERATION

16.1
After the Closing Date, the Parties shall cooperate in good faith to fully integrate the Companies' Business into the Buyer's own business.

16.2
Each Party will cooperate, at its own cost and expense, with the other on the reasonable request of the other to give full effect to this Agreement, in particular to execute such documents and take such further actions as may be reasonably requested by the other Party to carry out the provisions of this Agreement and the transactions contemplated in this Agreement, and unless expressly provided otherwise in this Agreement to obtain in a timely manner all necessary waivers, consents and approvals to effect all necessary registrations and filings.

16.3
For a period of ten (10) years following the Closing but at least until the final and binding decision of the next Tax Authorities' audit of the Sellers and the Affiliates of the Sellers, the Buyer will, on reasonable notice, afford that the Sellers and the Sellers' agents and advisors are given access during normal business hours to the books and records of the Company insofar as such books and records relate to the period ending at Closing, and are permitted to take (physical and/or electronic) copies of them, for the purpose of the Sellers' compliance with the requirements of any Authority.

PAYMENTS; NO SET-OFF OR RETENTION; DEFAULT INTEREST

17.1
All payments under this Agreement are to be made in EUR and in full when due (fällig) without any set-off (Aufrechnung) in immediately available funds and free from any deduction , and all obligations under this Agreement shall be made under exclusion of the right to retain (Zurückbehaltungsrecht), except:

(a)
as explicitly permitted otherwise under this Agreement (including its Exhibits and Annexes);

(b)
as may be required by any applicable requirement of law or of any person who has regulatory authority which has the force of law ("Regulatory Requirements") (in which event such deduction or withholding must not exceed the minimum amount required by such Regulatory Requirements and the payer will simultaneously pay to the payee whatever additional amount is required so that the net amount received is equal to what would have been received if no such deduction or withholding had been required); or

(c)
to the extent any such right to set-off, counterclaim, deduction or retention has been acknowledged in writing within the meaning of § 126 of the Civil Code (Schriftform) by the other Party or has been finally determined by a competent court as due and payable.

17.2
Default Interest

If a Party fails to pay any sum payable under this Agreement on the due date for payment, it is in default (Verzug) of such payment obligation from the due date, without any further notice of the other Party being required. Unless otherwise agreed, interest accrues on the unpaid amount at the rate calculated in accordance with § 288 (2) of the Civil Code for the period from and including the due date up to, but not including, the date payment is received by the other Party (after as well as before a court decision) (the "Default Interest") and default Interest will accrue from day to day on the basis of the actual number of days elapsed and a 360-day (three hundred and sixty day) year, and is payable on the final day of each calendar month in arrears, but in any event on the date of payment of the sum which the respective Party is in default with.

COSTS AND EXPENSES

18.1
Unless expressly provided otherwise in this Agreement each Party pays its own costs and expenses in relation to the negotiation, preparation, execution and performance of this Agreement.

18.2
Buyer shall bear all fees, duties and levies resulting from the notarization of this Agreement (including any reference deeds or amendment agreements) and the application to or filing with any Authority.

18.3
Buyer shall bear any and all direct, indirect, sales, transfer, ad valorem and ancillary taxes, duties, withholdings, imposts, levies and charges (including real estate transfer taxes, VAT, stamp duties and other public levies or other similar charges), in each case payable by reason of the transactions contemplated under this Agreement (except for German income Taxes on Sellers' capital gain), and file all returns and notifications required under statutory law with respect to the public levies or similar charges as set forth under this Clause 18.3, in each case with a copy to Seller.

CONFIDENTIALITY, ANNOUNCEMENTS

19.1
Each Party keeps confidential and procures that any of its Affiliates keeps confidential:

(a)
the negotiations relating to and concerning this Agreement;

(b)
the subject matter and terms and conditions of this Agreement;

(c)
in the case of the Sellers, all confidential information of the Buyer and its Affiliates made available to the Sellers by the Buyer in the course of the negotiations preceding the Signing Date as well as all confidential information and business secrets of the Companies, provided that nothing in this Clause 19.1(c) shall prohibit Seller 1, Seller 2, Seller 3 and/or Seller 4 from using any information or secrets within their function as managing director (or in another capacity) at the Companies and/or in any capacity within the Buyer group, in each case in accordance with the respective contractual agreements; and

(d)
in the case of the Buyer, all confidential information of the Sellers and their Affiliates and the Companies made available to the Buyer by the Sellers, their Affiliates or Representatives in the course of the negotiations preceding the Signing Date, provided that nothing in this Clause (d) requires the Buyer to keep any information relating to the Companies confidential once Closing has occurred.

19.2
Either Party may disclose any information that it is required to keep confidential under this Clause 19:

(a)
to the extent that the disclosing Party procures that any person to whom the information is disclosed pursuant to (i) to (iv) keeps such information confidential

(i)
to such employees, professional advisors, consultants, or officers of the respective Party and its Affiliates (including its shareholders) as is reasonably necessary to advise on this Agreement, or to facilitate the transactions provided for in this Agreement;

(ii)
to such credit institutions and financing sources dealing with the financing of the transaction contemplated under this Agreement or a subsequent refinancing;

(iii)
in the course of other M&A transactions of the Parties or their Affiliates relating to the shares and/or assets of any of the Companies; or

(iv)
to its sources of financing.

(b)
with the other Party's prior written consent; or

(c)
to the extent that the disclosure is required:

(i)
by Regulatory Requirements (including, for the avoidance of doubt the SEC, IFRS, the German Federal Ministry for Economic Affairs and Energy (Bundeministerium für Wirtschaft und Energie) and the German Supreme Audit Institution (Bundesrechnungshof));

(ii)
by an Authority;

(iii)
to make any filing with, or obtain any authorisation from, an Authority in connection with the transactions contemplated by this Agreement; or

(iv)
to protect the disclosing Party's interest in any legal proceedings in connection with this Agreement and the transactions contemplated therein;

but will use reasonable endeavours to consult the other Party and to take into account any reasonable requests it may have received in relation to the disclosure before making it.

19.3
As far as the transactions contemplated by this Agreement are concerned, each Party must supply the other with any information about itself, any Affiliate of such Party, its business or this Agreement as the other may reasonably require for the purposes of satisfying any Regulatory Requirements or requirements of any securities exchange to which the requiring Party is subject.

19.4
No Party is entitled to make any press release or other public announcement in connection with this Agreement except:

(a)
an announcement in a form agreed by the Buyer and the Sellers; and

(b)
to the extent any announcement is required by any applicable Regulatory Requirements (provided that, unless such consultation is prohibited by Regulatory Requirements, it is made only after consultation with the Buyer or the Sellers, as the case may be).

19.5
The provisions of the confidentiality agreement entered into between the Parties dated 12 May 2019 ("Confidentiality Agreement") are hereby terminated subject to the occurrence of the Closing, provided that such termination is without prejudice to any claims of either Party which have arisen under the Confidentiality Agreement prior to the date hereof.

19.6
The provisions of this Clause 19 will continue to have effect for the period of two (2) years from the Closing Date.

NOTICES AND COMMUNICATIONS

20.1
Any notice to be given under this Agreement must be in writing and either be delivered by hand or by e-mail. Delivery by courier is regarded as delivery by hand.

20.2
In the context of this Agreement, Sellers appoint Seller 5 as its representative to act in relation to the Buyer, any Authority or any other third party, including the receipt and making of notifications or other declarations and the execution of Sellers' rights under this Agreement.

20.3
Notices must be sent to the address of the relevant Party referred to in this Agreement or the e-mail address set out below or to such other address, or e-mail address as may previously have been notified to the sending Party in accordance with this Clause 20. Each communication must be marked for the attention of such person as is set out below, or has previously been notified to the sending Party in accordance with this Clause 20 (the "Relevant Person").

If to the Sellers or one of the Sellers, represented by Seller 5, to:

Address:	Markt 45-47, 52062 Aachen, Deutschland
E-mail:	schleicher@s-ubg.de
Attention:	Dr. Ansgar Schleicher

with a copy to
Address:	Baker & McKenzie Partnerschaft von Rechtsanwälten und Steuerberatern mbB, Neuer Zollhof 2, 40221 Düsseldorf
E-mail:	heiko.gotsche@bakermckenzie.com
Attention:	Dr. Heiko Gotsche

If to the Buyer, to:

Address:	80 Orville Drive, #102, Bohemia, NY 11716, U.S.A.
E-mail:	hsantos@scientificindustries.com
Attention:	Helena Santos

with a copy to:

Address:	CMS Hasche Sigle Partnerschaft von Rechtsanwälten und Steuerberatern mbB, Kranhaus 1 / Im Zollhafen 18, 50678 Köln, Germany
E-mail:	klaus.jaeger@cms-hs.com
Attention:	Klaus Jäger

20.4
A communication is deemed to have been received:

(a)
if delivered by hand or courier, at the time of delivery; and

(b)
if delivered by e-mail, at the time of completion of the transmission to the Relevant Person of the respective Party by the sender.

If under this Clause 20 a notice would be deemed to have been received outside normal business hours (being 8:00 hours to 20:00 hours on a Business Day) in the time zone of the territory of the recipient then the notice will be deemed to have been received at the next opening of business hours in such place of receipt.

20.5
In proving receipt of notice, it is sufficient to show that:

(a)
delivery by courier was made; or

(b)
the e-mail was dispatched to the Relevant Person of the respective receiving Party, unless the receiving party proves that the e-mail has not been received by such Relevant Person.

20.6
Notwithstanding the provisions of Clauses 20.4 and 20.5, the Parties may prove receipt of a notice under this Agreement in any other way admissible. Irrespective of the foregoing, each Party is obligated to confirm and to procure that any of its representatives including the Relevant Person confirm the notifying Party receipt of such notice promptly.

20.7
A Party may notify the other Parties of a change to its name, Relevant Person, address or e-mail address for the purposes of this Clause 20 and notification is effective on:

(a)
the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is deemed to have been received, the date falling five (5) Business Days after notice of any such change is deemed to have been received.

20.8
For the avoidance of doubt, the Parties agree that the provisions of this Clause 20 do not apply to the service of any writ, summons, order, judgment or other document relating to or in connection with any proceedings.

LANGUAGE

This Agreement and all notices or formal communications under or in connection with this Agreement must be in English unless otherwise required by law. Documents attached and referred to in notices or formal communications under or in connection with this Agreement may also be in English or German or accompanied by a convenience translation to English or German.

AMENDMENT OR VARIATION

Any amendment or variation of this Agreement must be (i) in writing within the meaning of § 126 of the Civil Code (Schriftform) or (ii) notarised if so required under German law. This applies equally to any amendment or variation of the terms set out in the preceding sentence. In case of an amendment or variation pursuant to (i) of the first sentence of this Clause 22, the Parties are obligated to provide the original signed amendment or variation to the respective other Party.

SELLERS' DECLARATION OF APPROVAL

23.1
Pursuant to Article 7(3) of the articles of association of the Company, resolutions of the shareholders' meeting of the Company concerning certain legal transactions and measures may only be passed with the prior consent of a simple majority of Seller 5, Seller 6, Seller 7 and Seller 8.

23.2
The Seller 5, Seller 6, Seller 7 and Seller 8, each individually, hereby grant their approval to the passing of all shareholders' resolutions of the Company after Closing by the Buyer as the (future) new shareholder of the Company. This includes in particular (but not limited to) shareholder resolutions with regard to the amendment of the articles of association of the Company as well as the amendment of the rules of procedure for the management board including the adjustment of the catalogue of legal transactions requiring prior approval of the shareholders' meeting or advisory board and the adoption of new rules of procedure for the advisory board of the Company. The provisions set out in Clause 24 shall remain unaffected by this Clause 23.

POWER OF ATTORNEY IN FAVOUR OF BUYER AND SELLERS

24.1
The Parties are aware that the Buyer is not entitled to exercise the shareholder rights as against the Company until the shareholders' list in which the Buyer is named as the new shareholder is entered in the commercial register of the Company. The Sellers undertake not to act as shareholder of the Company in the period between the Closing Date and the inclusion of the shareholders' list submitted to the commercial register by the notary (§ 16 (1) 1 of the Limited Liability Companies Act).

24.2
With effect as of the Closing Date, the Sellers grant to the Buyer an unrestricted and irrevocable power of attorney, releasing the latter from the restrictions set out in § 181 of the Civil Code (except in the case of Seller 6 which grants such power of attorney, however only releasing the Buyer from such restrictions set out in § 181 Alt. 2 of the Civil Code) and in conjunction with the right to grant power of attorney to third parties, to represent each Seller when exercising all and any rights and powers to which the respective Seller is entitled as shareholder of the Company, in particular to adopt shareholders' resolutions including any mutually agreed amendment to the articles of association of the Company. The power of attorney lapses on entry of the updated shareholders' list in which the Buyer is named as shareholder of the Company in the commercial register in accordance with § 16 (1) of the Limited Liability Companies Act.

24.3
The Buyer undertakes not to pass any shareholders' resolutions based on the power of attorney given in Clause 24.2 above which may impose any liability on any of the Sellers, respectively, and will indemnify and keep indemnified (freistellen) the Sellers from any third-party claim.

SEVERANCE

25.1
Nothing in this Agreement is to be read or construed as excluding any liability or remedy in respect of fraud.

25.2
Should one or more provisions of this Agreement be or become invalid or unenforceable in whole or in parts, or if there is a contractual gap, this does not affect the validity and enforceability of the remaining provisions of this Agreement. In place of the invalid or unenforceable provision, or to fill such contractual gap, such valid and enforceable provision applies which reflects as closely as possible the commercial intention of the Parties as regards the invalid, unenforceable or missing provision. The legal principle set out in § 139 of the Civil Code, including the reversal of the burden of proof, does not apply.

ENTIRE AGREEMENT

26.1
In this Clause 26, references to this Agreement include all other written agreements and arrangements (within the meaning of § 126 of the Civil Code (Schriftform)) between the Parties which are expressed to be supplemental to this Agreement or which this Agreement expressly preserves or requires to be executed.

26.2
This Agreement constitutes the entire and only agreement and understanding between the Parties in relation to its subject matter. All previous drafts, agreements, understandings, undertakings, representations, warranties, promises and arrangements of any nature whatsoever between the Parties with any bearing on the subject matter of this Agreement are superseded and extinguished to the extent that they have such a bearing and each of the Parties acknowledges to the other, after due and careful consideration, that it is not entering into this Agreement in consequence of or in reliance on anything it is the purpose of this Clause 26.2 to exclude.

26.3
All Exhibits and Annexes form an integral part of this Agreement.

MISCELLANEOUS

Any obligation of a Party to indemnify and keep indemnified (freistellen) another Party under this Agreement is an obligation to do so on first demand (auf erstes Anfordern).

GOVERNING LAW AND JURISDICTION

28.1
This Agreement and its terms are governed by and construed in accordance with German law, excluding the United Nations Convention for the International Sale of Goods (CISG) and the conflict of law rules.

28.2
Any and all disputes or differences arising out of or in connection with this Agreement, or its breach, termination or invalidity shall be finally settled by the state courts (staatliche Gerichte) of Germany. The courts of Düsseldorf, Germany, shall be the competent courts to the extent legally permitted under applicable law. The Parties shall bring any proceeding under this Clause 28.2 to the judgement of the Chamber for Commercial Matters (Kammer für Handelssachen) if permitted under applicable law.

This deed was read by the notary to the persons appearing, accepted by the persons appearing and signed by them and the notary as follows: